Exhibit 99.1

Oral Abstract Session at ASCO, Chicago, IL (May 31- June 4, 2013)
Abstract: Phase 1b Study Combining Ibrutinib with Rituximab, Cyclophosphamide, Doxorubicin, Vincristine, and Prednisone (R-CHOP) in Patients with CD20-Positive B-Cell Non-Hodgkin Lymphoma (NHL)
Date/Time: June 01, 2013, 1:45PM — 2:00PM
Location: E354a

Anas Younes1, Ian Flinn2, Jesus Berdeja2, Jonathan Friedberg3, Sara Alberti3, Catherine Thieblemont4, Franck Morschhauser5, Peter Hellemans6, Brett Hall7, Hans Smit6, Donna Skee8, Ronald de Vries6, Marija Todorovic9, Imran Khan8, Nele Fourneau6, Yasuhiro Oki1

1The University of Texas MD Anderson Cancer Center, Houston, TX, USA, 2Sarah Cannon Research Institute, Nashville, TN, USA, 3University of Rochester Medical Center, Wilmot Cancer Center, Rochester, NY, USA, 4APHP-Hôpital Saint Louis, Service Hémato-oncologie, Université P7-Diderot, INSERM U728, Paris, France, 5CHRU de Lille - Hôpital Claude Huriez, Service Maladies du Sang, Lille, France, 6Janssen Research & Development, Beerse, Belgium, 7Janssen Research & Development, Spring House, PA, USA, 8Janssen Research & Development, Raritan, NJ, USA, 9Janssen Research & Development, Belgrade, Serbia

Background: Ibrutinib, a first-in-class oral Bruton’s tyrosine kinase inhibitor, has demonstrated single-agent activity in a variety of relapsed or refractory B-cell malignancies with limited toxicity, making it an appropriate drug to combine with standard R-CHOP chemotherapy in patients with previously untreated NHL.

Methods: Patients received oral daily dose of ibrutinib (280, 420, or 560 mg) in combination with standard doses of R-CHOP (rituximab, cyclophosphamide, doxorubicin, and vincristine on day 1, and prednisone on days 1 through 5 of each 21-day cycle for up to 6 cycles).  The primary objective was to determine the recommended phase 2 dose (RP2D) of ibrutinib in combination with standard R-CHOP (IR-CHOP).  The secondary objectives were to assess safety, overall response rate, pharmacokinetics, and pharmacodynamic biomarkers.

Results: Seventeen patients (7, 4, and 6 in increasing ibrutinib doses) were enrolled: 59% male, median age 65 (range 46-81) years, diffuse large B-cell lymphoma 47%, mantle cell lymphoma 29% and follicular lymphoma 24%.  In the 280 mg cohort, 2 patients had dose-limiting toxicity (DLT): 1 with transient syncope and 1 with periorbital cellulitis; at 560 mg, 1 patient had gastritis (grade 2).  The RP2D was established at 560 mg ibrutinib.  The most common (≥ 20% of patients) adverse events (AEs) were neutropenia (77%), thrombocytopenia (65%), vomiting (59%), anemia (53%), nausea (47%), fatigue (35%), headache (29%), constipation (24%), diarrhea (24%), and dizziness (24%).  To date, 6 patients completed 6 cycles of treatment, and 2 patients discontinued treatment (1 due to noncompliance with the study drug and 1 due to non-DLT AE).  At the time of this analysis, of the 10 patients had at least one post baseline tumor, the overall response rate was 100% (7 complete and 3 partial responses).

Conclusion: The combination of IR-CHOP has an acceptable safety profile.  No new toxicities were noted with adding ibrutinib to R-CHOP.  An expansion cohort 560 mg ibrutinib (RP2D) is being opened to further explore the safety and efficacy of IR-CHOP in patients with newly diagnosed diffuse large B-cell lymphomas.